EXHIBIT 10.1

PROPOSAL 2
APPROVAL OF THE SECOND AMENDED AND RESTATED POZEN INC. 2000 EQUITY COMPENSATION PLAN

You are being asked to approve the second amendment and restatement of our 2000 Equity Compensation Plan, as amended and restated (the “2000 Plan”), which was originally approved at the annual meeting of POZEN’s stockholders in May 2000 and amended and restated in 2004. The Board approved the second amendment and restatement of the 2000 Plan on April 12, 2007, subject to stockholder approval at the Annual Meeting. The Board recommends that stockholders approve the second amendment and restatement of the 2000 Plan, as so amended and restated, the Second Amended and Restated POZEN Inc. 2000 Equity Compensation Plan (the “Restated Plan”).

The Restated Plan provides for an increase in the number of shares of common stock authorized for issuance under the Plan from 5,500,000 to 6,500,000, clarifies and sets forth the terms of the stock units that may be granted under the Restated Plan, makes certain other changes in order to address compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the Code) and the Fair Labor Standards Act of 1938, as amended, updates the Plan to clarify or modify certain mechanical provisions and to conform to changes in applicable law and continues the various performance criteria which may be used in establishing specific targets to be attained as a condition to the vesting of one or more cash or stock-based awards under the Plan so as to qualify the compensation attributable to those awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Restated Plan does not change the limit on the number of shares (2,000,000 shares) that may be issued pursuant to grants other than options under the Plan.

We believe that the availability of an additional 1,000,000 shares of common stock will ensure that we continue to have a sufficient number of shares authorized for issuance under the Restated Plan based on our current expectations regarding the number of shares we believe will be needed to fund awards to new hires and additional awards to our existing employees and directors over the next two years. As of March 30, 2007, grants under the 2000 Plan were outstanding with respect to 4,312,314 shares of common stock, leaving 434,690 shares available for issuance. As of such date, there were approximately 44 employees, officers and directors eligible to participate in the 2000 Plan. Individuals who may serve as consultants and advisers to the company are also eligible to participate in the 2000 Plan. Further, there are grants outstanding with respect to 98,403 shares of common stock under our original stock option plan, under which no additional awards are permitted to be made.

We believe that the number of shares currently available for issuance under the Plan is not sufficient in view of our compensation structure and philosophy. The use of stock-based incentives is a key component of our overall compensation philosophy and is a practice that we plan to continue. We have historically awarded stock options to all of our full-time employees. Employee stock ownership is a core value of our operating culture, and we believe that stock ownership encourages our executives and other employees to create value for our company over the long term. In addition, our Board has concluded that our ability to attract, retain and motivate top quality management and employees, as well as directors, is critical to our success and would be enhanced by our continued ability to grant equity-based compensation.

As a result of changes under FASB Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, the accounting treatment of stock options is no longer more favorable to us than the treatment of other stock-based awards.  We also understand the concern of stockholders regarding the potential dilutive impact of our equity plans, and we believe that grants of alternative equity-based compensation, including stock units, could have a lesser dilutive effect on stockholders; however, in our view these alternative vehicles may be less directly related to stock performance than options. We have begun to evaluate the benefits and possible broader use of other forms of equity-base awards, including restricted stock units, in addition to options, and the Restated Plan includes additional provisions relating to the terms under which restricted stock units may be granted. Effective January 2007, we amended the compensation program for our non-employee directors to provide for annual grants consisting of a combination of stock options and restricted stock units in lieu of solely stock options. We will continue to monitor changes in the long-term compensation practices of the companies in our peer group and, as appropriate, will re-evaluate alternative equity-based compensation vehicles in future periods in light of changing or evolving practices.

We are seeking to have the stockholders approve the Restated Plan as proposed, including the setting of performance goals for performance-based awards, as set forth in Section 10 of the Restated Plan. Approval is required for the increase in the shares authorized for issuance under the Restated Plan and to ensure that options and other awards granted under the Restated Plan will continue to qualify for the performance-based exception to the deduction limitations of Section 162(m) of the Internal Revenue Code (Code Section 162(m)). See paragraph below entitled Performance-Based Awards.

A copy of the Restated Plan is attached as Appendix A to this proxy statement.

Summary of the Restated Plan

The following is a summary of the principal provisions of the Restated Plan, as proposed. This summary is qualified in its entirety by reference to the full text of the Restated Plan, a copy of which is attached to this proxy statement as Appendix A.

Purpose

The purpose of the Restated Plan is to provide all employees of the company and our subsidiaries, including employees who are also members of our Board, our non-employee directors, and consultants and advisors who perform bona fide services for us or any of our subsidiaries, with the opportunity to receive grants under the Restated Plan of incentive stock options, nonqualified stock options, stock awards, including restricted stock, stock units, performance units and other stock-based awards. We believe that grants under the Restated Plan will encourage the participants of the Restated Plan to contribute materially to our growth, by more closely aligning their economic interests with those of the stockholders.

Administration

The Compensation Committee of our Board administers the Restated Plan, and has broad authority under the Restated Plan, including to:

•	determine which of our employees, non-employee directors, and eligible consultants and advisers will receive grants under the Restated Plan;
•	determine the type, size and terms of grants to be made to each such individual;
•
determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, such as upon termination of employment;

•	amend the terms of any previously issued grant; and
•	make decisions with respect to any other matters arising under the Restated Plan.

The Compensation Committee has the full power and authority to administer, implement and interpret the Restated Plan. To the extent it deems appropriate, the Compensation Committee may delegate certain authority under the Restated Plan to one or more subcommittees and, to the extent permitted under applicable law, to one or more officers of POZEN. Pursuant to its authority, the Compensation Committee has granted authority to our chief executive officer to make awards to new non-executive officer employees in connection with their initial employment and annual awards to our non-executive officer employees based on certain guidelines and an aggregate limit on the number of shares subject to such awards established by the Compensation Committee. In addition, the Board, in its discretion, retains the right to grant and/or ratify awards under the Restated Plan.

Types of Awards; Eligible Participants

Grants to participants under the Restated Plan may include:

•
options to purchase shares of our common stock, including incentive stock options (ISOs), which may be granted only to employees of POZEN or its subsidiaries, and nonqualified stock options (NQSOs), which may be granted to employees, non-employee directors and eligible consultants and advisers to POZEN; and

•
stock awards, including restricted stock, performance units, stock units and other stock-based awards, all of which may be granted to employees, non-employee directors and eligible consultants and advisers to POZEN.

Stock Options

The per share exercise price of any option granted under the Restated Plan will be determined by the Compensation Committee and may be equal to or greater than the fair market value of our common stock on the day the option is granted. The option exercise price may be paid for by the optionee in cash or, with the approval of the Compensation Committee, by delivery of shares of common stock owned by the participant or any other method that the Compensation Committee may approve, provided that full payment must be made before the issuance of the shares of common stock issuable upon such exercise. The Compensation Committee determines the vesting and exercisability of options granted under the Restated Plan, including (other than in the case of termination for cause) the period following termination of employment or engagement with us during which an option may be exercised. The term of any option granted under the Restated Plan may not exceed ten years from the date of grant. No ISOs may be granted to a participant who, at the time of grant, owns common stock giving him or her more than 10 percent of the total combined voting power of all classes of our stock or the stock of any parent or subsidiary of ours, unless the per share exercise price of the option is not less than 110% of the fair market value of our common stock on the date of grant and the term of the ISO is not greater than five years from the date of grant.

Stock Awards

Stock awards may be granted with or without restrictions on transferability, for some or no consideration, or subject to other conditions, such as the achievement of specific performance goals or lapse of a specified period of time. The Compensation Committee has the authority to make all determinations about any restrictions or other conditions, including without limitation, acceleration and duration of exercisability, or extension, of such awards.

Stock Units

Restricted stock units may be granted with or without consideration and subject to terms set by the Compensation Committee. Restricted stock units represent the right to receive shares at a specified date in the future, subject to forfeiture of such right due to termination of services or failure to meet specified performance goals or other conditions applicable to such units as determined by the Compensation Committee. Restricted stock units will be evidenced by a written agreement between us and the participant, and the terms and conditions applicable to restricted stock units may vary from participant to participant. The Committee will determine all terms of restricted stock units, including, without limitation, the number of shares subject to the grant, any vesting provisions, the time or times during which the restricted stock units may be paid or settled, the consideration (cash, shares or some combination of cash and shares) to be distributed upon settlement of the restricted stock units and the effect of termination of a recipient’s services on the restricted stock units. If a restricted stock unit is based on the achievement of performance goals, then the Compensation Committee will determine the nature, length and starting date of any performance period, establish the specific performance goals to be considered and determine the number of shares subject to such performance-based grant. Restricted stock units may be paid in the form of cash or whole shares or a combination of cash and shares, either in a lump sum payment or in installments, as the Compensation Committee may determine with respect to any specific grant.

Performance Units

Each performance unit represents the right of a grantee to receive an amount based on the value of the performance unit, which will be equal to the fair market value of our common stock on the day of grant, if the related performance goals or other conditions set by the Compensation Committee are met. Payments with respect to performance units will be made in shares of our common stock, or a combination of common stock or cash, as determined by the Compensation Committee, provided that the cash portion may not exceed 50% of the amount to be distributed.

Other Stock-Based Awards

Other stock-based awards which may include any awards based on or measured by our capital stock (such as stock appreciation rights and similar rights) may be made under terms and conditions determined by the Compensation Committee.

Other Plan Limitations

Under the terms of the Restated Plan, no individual may receive grants in any one calendar year relating to more than 1,000,000 shares of common stock. Generally, awards are not transferable and only a participant, during his or her lifetime, may exercise rights under a grant of an ISO, NQSO, stock award, stock unit, performance unit or other stock-based award.

Performance-Based Awards

The Restated Plan permits the Compensation Committee to impose and specify objectively determinable performance goals that must be met with respect to grants of stock awards, stock units, performance units and other stock-based awards that are intended to be performance-based. Pursuant to Code Section 162(m), as a public corporation, we are generally not permitted to a tax deduction for compensation paid to our chief executive officer or any of our four other most highly compensated officers in excess of $1,000,000 in any year unless such compensation is qualified as “performance-based compensation.” The Restated Plan is designed to comply with Code Section 162(m) so that performance-based awards that are conditioned on pre-established performance goals (as described below) will be excluded from the $1,000,000 cap, and therefore, remain fully deductible. The Compensation Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions. Stock awards, stock units, performance units and other stock-based awards granted to any employee as performance-based compensation may not consist of more than 1,000,000 shares of common stock for any performance period.

The performance goals of performance-based awards, to the extent designed to meet the requirements of Code Section 162(m), will be based on one or more of the following measures, or a combination of such measures, applicable to a business unit or POZEN and its subsidiaries (as applicable) as a whole, as specified in the Restated Plan: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, scientific goals, pre-clinical or clinical goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships.

Consequences of a Change of Control

In the event of a change of control of POZEN, as defined in the Restated Plan, unless the Compensation Committee determines otherwise, all outstanding options will automatically accelerate and become fully exercisable, all restrictions on outstanding stock awards will automatically lapse, all outstanding performance units and restricted stock units will become fully vested and will be paid, and all other outstanding stock-based awards will become fully vested, exercisable or payable in full, as the case may be. In the event of a change of control where POZEN is not the surviving corporation (or survives only as a subsidiary of another corporation), unless otherwise determined by the Compensation Committee, all outstanding ISOs and NQSOs will be assumed by or replaced with comparable options or rights by the surviving corporation (or a parent of the surviving corporation), and all other outstanding grants will be converted to similar grants of the surviving corporation (or a parent of the surviving corporation). In the event of a change of control, the Compensation Committee may also take any of the following actions:

•
require surrender of outstanding ISOs or NQSOs in exchange for payment or payments of cash or common stock in an amount by which the fair market value of the common stock exceeds the exercise price of the option under such terms as the Compensation Committee may determine; or

•	after giving participants the opportunity to exercise outstanding ISOs or NQSOs, terminate any or all unexercised options.

Amendment; Termination

The Board may amend or terminate the Restated Plan at any time. However, stockholder approval is required for any change that is required to be approved by the stockholders by law, under the rules of the Nasdaq Stock Market or any other applicable stock exchange, or in order for any grant to meet applicable requirements of the Internal Revenue Code. The Restated Plan will terminate on June 12, 2017, the day immediately preceding the tenth anniversary of the effective date of the Restated Plan, unless the Board terminates the Restated Plan earlier or extends it with approval of our stockholders.

Forfeitures; Changes in our Stock

If any grant made under the Restated Plan expires, is cancelled, surrendered or otherwise terminated, shares subject to such grant will again be available for grants under the Restated Plan. In addition, if there is any change in the number or kind of our common stock outstanding, such as because of a stock dividend, stock split, merger, or other extraordinary event, the Compensation Committee shall make appropriate adjustments to reflect such change, including by adjusting the maximum number of shares available for grants under the Restated Plan or to an individual in any calendar year.